Exhibit 99.1

NEWS RELEASE

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

PSF GROUP HOLDINGS, INC. ANNOUNCES
TENDER OFFER AND CONSENT SOLICITATION

For more information, contact
Steve Lightstone, 816-472-7675

KANSAS CITY, MO, April 6, 2005 — PSF Group Holdings, Inc. (the “Company”) announced today that its wholly-owned subsidiary Premium Standard Farms, Inc. (“Premium Standard Farms”) has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $175 million aggregate principal amount of 9 1/4% Senior Notes due 2011 (CUSIP No. 74060 CAC 9) (the “Notes”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 6, 2005 (the “Offer to Purchase”).

The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Tender Offer shall be (1) a price, calculated in accordance with standard market practice as described in the Offer to Purchase, intended to result in a yield to the earliest redemption date for the Notes (June 15, 2006) equal to the sum of (i) the yield to maturity of the applicable reference security (2.5% U.S. Treasury Note due May 31, 2006), as calculated by the dealer manager in accordance with standard market practice based on the bid-side price for such reference security, as of 2:00 p.m., New York City time, on the tenth business day preceding the expiration time, and (ii) a fixed spread of 75 basis points, minus (2) an amount equal to the consent payment of $40.00 per $1,000 principal amount of Notes. Holders will also be paid accrued interest to, but excluding, the settlement date. Premium Standard Farms will pay a consent payment of $40.00 for each $1,000 principal amount of Notes only with respect to Notes tendered and consents delivered prior to 5:00 p.m., New York City time, on Tuesday, April 19, 2005, unless extended (the “Consent Time”). Holders that tender Notes after the Consent Time will not be eligible to receive the consent payment. As of 2:00 p.m., New York City time, on April 5, 2005, the reference treasury yield was 3.515% and, based on such yield, the total consideration for each $1,000 principal amount of Notes as calculated above (including the consent payment described above) would be $1,097.59, assuming a settlement date of May 5, 2005.

The Tender Offer will expire at 12:00 midnight, New York City time, on Tuesday, May 3, 2005 unless extended (the “Expiration Time”). Payment for Notes validly tendered and accepted for payment and not validly withdrawn will be made in same day funds promptly following expiration of the Tender Offer, which is expected to be the second business day after the Expiration Time. No consent payments will be made in respect of Notes tendered after the Consent Time. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time, except in limited circumstances. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to a number of conditions which are more fully described in the Offer to Purchase, including without limitation, (i) holders of the Notes having delivered (and not revoked) by the Consent Time, consents representing not less than a majority in aggregate principal amount of the Notes (excluding Notes owned by

Premium Standard Farms, the Company or any of their affiliates), (ii) holders of the Notes having tendered (and not withdrawn) by the Expiration Time Notes representing not less than a majority in aggregate principal amount of the Notes (excluding Notes owned by Premium Standard Farms, the Company or any of their affiliates ) and (iii) Premium Standard Farms having obtained debt financing on terms acceptable to Premium Standard Farms.

Premium Standard Farms has engaged Morgan Stanley as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Persons with questions regarding the Tender Offer or the Consent Solicitation should be directed to Morgan Stanley at 800-624-1808 (U.S. toll-free) or 212-761-1941 (collect), attention: Francesco Cipollone. Requests for documents should be directed to D.F. King & Co., Inc., the Information Agent, at (800) 714-3313 (U.S. toll-free) or (212) 269-5550 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely by the Offer to Purchase.

Premium Standard Farms, Inc., a wholly-owned subsidiary of PSF Group Holdings, Inc., is a leading vertically integrated provider of pork products to the wholesale and retail, food service, and institutional markets in the United States, and export customers in more than 20 countries. Premium Standard Farms, Inc. is the nation’s second largest pork producer and sixth largest pork processor, with approximately 4,000 employees working at farms and processing facilities in Missouri, North Carolina, and Texas.